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                                                                    Exhibit 4.33



                 THAILAND - INDONESIA - SINGAPORE CABLE NETWORK
                      CONSTRUCTION & MAINTENANCE AGREEMENT

                  TELKOM REF. NO. PKS.211/HK.910/UTA-00/2002


                              DATED NOVEMBER 27, 2002
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                 THAILAND - INDONESIA - SINGAPORE CABLE NETWORK
                      CONSTRUCTION & MAINTENANCE AGREEMENT

                   TELKOM Ref. No. PKS, 211/HK.910/UTA-00/2002

THIS AGREEMENT, made and entered into this 27th day of November 2002, between and among the Parties signatory hereto (hereinafter collectively referred to as the "Parties" and individually referred to as the "Party"), which Parties are identified in Schedule A,

WITNESSETH:

         WHEREAS, the Parties acknowledge that the tremendous growth in the telecommunications traffic in South East Asia warrants the implementation of a new high capacity fiber optic cable system with Cable Landing Points in Thailand, Indonesia and Singapore (hereinafter referred to as "TIS") to support such demand and to connect to existing and planned South East Asian cable systems;

         WHEREAS, the Parties acknowledge that the existing cables in South East Asia would be fully utilized in the next few years;

         WHEREAS, the Parties wish to acquire capacity at the highest quality on an ownership basis;

         WHEREAS, CAT, TELKOM and SINGTEL signed a Memorandum of Understanding to plan the TIS effective from 13 May 2002 (hereinafter referred to as the "MOU") to permit activities, as defined in the MOU; and

         WHEREAS, the MOU shall continue to be in force until the signing, by the Parties, of this Agreement, which is the TIS Construction and Maintenance Agreement (hereinafter referred to as the "C&MA" or "Agreement"); and

         WHEREAS, the Parties now desire to construct the TIS comprised of two
(2) fiber optic pairs; and

         WHEREAS, the Parties now desire to define the terms and conditions upon which the TIS will be provided, constructed, operated and maintained.

         NOW, THEREFORE, the Parties hereto, in consideration of the mutual covenants herein expressed, covenant and agree with each other as follows:

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1        DEFINITIONS AND INTERPRETATIONS

1.1 The following definitions and interpretations shall apply to certain terms used in this Agreement:

         (a) ASSOCIATE COMPANY: A company is the Associate of another if either company owns directly no less than 20% of its equity.

         (b) CABLE LANDING POINT: Cable Landing Point shall be the beach joint or the mean low watermark of ordinary spring tides if there is no beach joint.

         (c) CAPACITY: Capacity shall be expressed in terms of two (2) half MIUs and shall be classified as follows:-

                  ALLOCATED CAPACITY: Capacity allocated in the TIS to Specific Parties and which comprises Assigned Capacity, Defined Capacity and Reserved Capacity.

                  ASSIGNED CAPACITY: Capacity which is assigned to the Parties in specific Paths of the TIS.

                  DEFINED CAPACITY: Capacity acquired by a Party for transfer on an IRU basis to other Carriers pursuant to Subparagraph 14.10.

                  DESIGN CAPACITY: the maximum capacity that the TIS is designed to provide which shall be no less than 160 Gbit/s per fiber pair.

                  EQUIPPED CAPACITY: the amount of capacity physically provided in the TIS.

                  INITIAL EQUIPPED CAPACITY: Initial Equipped Capacity of the TIS shall be 30 Gbit/s.

                  IRU CAPACITY: Capacity acquired after execution of this Agreement on an IRU basis.

                  RESERVED CAPACITY: Capacity which is acquired by a Party for its intended future assignments pursuant to Subparagraph 14.7.

                  UNALLOCATED CAPACITY: the difference in capacity between the Design Capacity and the Allocated Capacity.

                  UNASSIGNED CAPACITY: Capacity which comprises the Defined Capacity and/or Reserved Capacity.

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         (d)      CARRIER: Any entity authorized or permitted under the laws of its respective Country, or another Country in which it operates, to acquire and use international transmission facilities for the provision of international telecommunications services and which is in possession of any necessary operating license to enable it to do so.

         (e) COUNTRY: The word Country as used in this Agreement shall mean a country, territory or place, as appropriate.

         (f) FINAL ACCEPTANCE: The issuance of a Certificate of Final Acceptance pursuant to the terms and conditions set forth in the Supply Contract(s).

         (g)      INITIAL PARTIES: Initial Parties are CAT, TELKOM and SINGTEL.

         (h) IRU: Indefeasible Right of Use which does not convey ownership and voting rights in the management of the TIS.

         (i) IRU PURCHASERS: shall mean any Carrier that purchase IRU of the TIS.

         (j) LINK: The physical optical fibre pair(s) between the Network Interfaces at the Terminal Stations (excluding Terminal Stations) of one Terminal Party and another Terminal Party. The Links of the TIS shall be as follows :-

                  (i)      Thailand - Singapore Link;

                  (ii)     Singapore - Indonesia Link.

         (k) MINIMUM INVESTMENT UNIT: A unit designated as the minimum unit of investment in the TIS, allowing the use of two (2) half STM-l circuits on any Path within the TIS. The Minimum Investment Unit is hereinafter termed as a "MIU".

         (l) NETWORK INTERFACE: the nominal STM-1 digital/optical input/output ports, and/or STM-4, STM-16 and STM-64 on the digital/optical distribution frame (including the digital/optical distribution frame itself) where the basic system payload module connects/aggregates with other transmission facilities or equipment.

         (m) PATH: The connectivity in the TIS between any two Terminal Stations, independent of the actual Link(s) used to connect these Terminal Stations. The Paths of the TIS shall be as follows:-

                  (i)      Thailand-Singapore Path;

                  (ii)     Singapore - Indonesia Path; and

                  (iii)    Thailand - Indonesia Path.

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         (n)      NETWORK ACCEPTANCE: The issuance of Certificate of Network
                  Acceptance pursuant to the terms and conditions as set forth in the Supply Contract(s).

         (o) READY FOR NETWORK ACCEPTANCE DATE: The date on which the entire Segment S of the TIS is provisionally accepted by the Procurement Group (hereinafter referred to as the "PG") on behalf of the Parties. The Ready for Network Acceptance Date (hereinafter referred to as the "RFNA Date") shall be 27 November 2003, or such other date as may be agreed by the Management Committee (hereinafter referred to as the "MC").

         (p) READY FOR SERVICE DATE: The date on which commercial service can be placed on the entire TIS. For the purposes of this Agreement, the Ready for Service Date shall be on or before 5 December 2003, or such other date as may be agreed by the MC established pursuant to Subparagraph. 3.1 hereof (hereinafter referred to as the "RFS Date").

         (q)      SIE: Synchronous Digital Hierarchy/Interconnecting Equipment.

         (r) SUPPLY CONTRACT: The contract(s) placed by the PG on behalf of the Parties for the supply of Segment S of the TIS.

         (s)      TERMINAL PARTIES: The Terminal parties are CAT, TELKOM and
                  SINGTEL.

         (t) TERMINAL STATION: The cable landing station at the Cable Landing Points.

1.2      Schedules and Annexes

         The Schedules and Annexes to this Agreement, and any written amendments thereto or any Schedules or Annexes substituted therefore, shall form part of this Agreement, and any Paragraph which contains a reference to a Schedule or Annex shall be read as if the Schedule or Annex was set out at length in the body of the Paragraph itself. In the event that there is any conflict between the terms and conditions of this Agreement and the Schedules and Annexes to this Agreement, the terms and conditions of this Agreement shall prevail.

1.3      Interpretation

         Where the sense requires, words denoting the singular only shall also include the plural and vice versa. References to persons shall include firms and companies and vice versa. Reference to the male shall include the female.

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2.       TIS CONFIGURATION, PLANNING AND DEVELOPMENT

2.1      The configuration of TIS shall be as shown in Annex 3.

2.2 The planning and development of the TIS shall be based on the use of proven technology judged suitable for implementation of the TIS at the RFS Date employing the appropriate transmission rate necessary to meet the capacity requirements of the Parties, which shall be initial at 3 x
         9.95328 Gbits per second (30 Gbits/s) or higher.

3.       MANAGEMENT COMMITTEE

3.1 For the purpose of directing the progress of the engineering, provision, installation, bringing into service and continued operation of the TIS, the Parties shall form a Management Committee (hereinafter referred to as "MC), consisting of a Chairman and one representative from each of the Parties to this Agreement. Except as otherwise stated in this Agreement, which exception shall include decisions on procurement which shall be made by the Procurement Group (hereinafter referred to as "PG") in accordance with Paragraph 7, the MC shall make all major decisions necessary on behalf of the Parties to effectuate the purposes of this Agreement, including bat not limited to, the placement of the TIS and its associated Terminal Stations, or any portion thereof into service prior to or on or after the RFS Date.

3.2 Two or more Parties may designate the same Party to serve as their representative at specific meetings of the MC and/or its Subcommittees established pursuant to Subparagraph 3.7 of this Agreement.

3.3 Each of the Parties shall, on a rotational basis, provide the Chairman of the MC. The MC will meet on the call of a Chairman or whenever requested by one or more Parties together representing at least thirty three point three three per cent (33.33%) of the total voting interests specified in Schedule B. The Chairman shall give at least thirty (30) days advance notice of each meeting to each of the Parties hereto, together with a copy of the draft agenda. In cases of emergency, such notice period may be reduced where at least sixty six point six seven percent (66.67%) of the total voting interests an in agreement. Documents for the meeting should be made available to members at least fourteen (14) days before the meeting, but the MC may agree to discuss papers distributed on less than fourteen (14) days' notice.

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3.4      All decisions made by the MC shall be subjected; in the first place, to consultation among the Parties, which shall make every reasonable effort to reach agreement with respect to matters to be decided. However, in the event an agreement cannot be reached, the decision will be carried on the basis of a vote, representing seventy five percent (75%) of the total voting interests specified in Schedule B. Votes of the members of the MC shall be weighted in proportion to the relative voting interests as specified in Schedule B of the Parties they represent. A member of me MC representing more than one Party shall separately cast the votes to which each Party he represents is entitled.

3.5 Any Party not represented at a MC meeting, but entitled to vote, may vote on any matter on the agenda of such meeting by either appointing a proxy in writing, or giving notice of such vote to the Chairman prior to the submission of such matters for vote at such meetings.

3.6 No decisions of the MC, its subcommittees or any other groups established by the MC shall override any provisions of this Agreement or in any way diminish the rights or prejudice the interests granted to any Party under this Agreement.

3.7 The following subcommittees shall be formed, comprised of representatives of each Party, to aid the MC in the performance of its duties. The said subcommittees, under the direction of the MC, shall be responsible for their respective areas of interest listed in Annex 1 of this Agreement and any other areas of interest designated by the MC:

         (i) Technical and Operational Subcommittee (hereinafter referred to as "T&OSC");

         (ii)     PG;

         (iii) Financial and Administration Subcommittee (hereinafter referred to as "F&ASC").

3.8 The Parties shall appoint among themselves the Chairman or Co-Chairmen of the T&OSC and F&ASC, each of which subcommittees shall meet at least annually after the effective date of this Agreement and more frequently if necessary, until two (2) years following the RFS Date and thereafter as may be appropriate. Meetings of a subcommittee may be called to consider specific questions at the discretion of its Chairman, or Co-Chairmen, or whenever requested by one or more Parties representing at least thirty three point three three percent (33.33%) of the total voting interests specified in Schedule B.

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3.9      The respective Chairman or Co-Chairmen of each subcommittee, or a designated representative of each subcommittee, shall attend the MC meetings and meetings of each other subcommittee in an advisory capacity as necessary. On or about two (2) years after the RFS Date, the MC shall determine whether any of its subcommittees should remain in existence. If the MC determines that one or more of its subcommittees shall not remain in existence, the responsibilities assigned to a subcommittee whose existence has been terminated under this Subparagraph 3.9 shall revert to the MC unless otherwise provided for in this Agreement.

3.10 The Network Administrator (hereinafter referred to as "NA") shall be appointed by the MC.

3.11 The Terms of Reference and appointment arrangement for the NA are as set forth in Annex 2 of this Agreement.

3.12 The Terms of Reference of all the subcommittees, the NA established pursuant to this Paragraph 3 shall be amended by the MC as and when it is necessary.

4.       TIS SEGMENTS

4.1 In accordance with the arrangements contained in this Agreement, the TIS shall be engineered, provided, constructed, maintained and operated between a terminal in Thailand, a terminal in Indonesia and a terminal in the Singapore, which for purposes of this Agreement, shall be regarded as consisting of the following segments:

                 Segment S: The whole of the submarine cable provided between and among, including, the TIS Network Interfaces at the Terminal Stations at Songkhla, Thailand; Changi, Singapore and Batam, Indonesia.

                 Segment T1: A Terminal Station at Songkhla, Thailand

                 Segment T2: A Terminal Station at Changi, Singapore

                 Segment T3: A Terminal Station at Batam, Indonesia

4.2      Segments T1, T2 and T3 shall each consists of:

         (i) an appropriate share of land, civil work and buildings at the specified locations for the cable landing and for the cable route including cable rights-of-way and ducts between a Terminal Station and its respective Cable Landing Point and an appropriate share of common services and

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                  equipment at each of those locations together with equipment in each of those Terminal Stations which is solely associated with the TIS, but not a part of Segment S; and

         (ii) multiplex and/or digital cross connect equipment, SIE, Add Drop Multiplexers (hereinafter referred to as "ADM") or an appropriate share thereof in each of the Terminal Stations as required to operate and interface between the TIS Network Interface and the nominal 155 Mbit/s operating point, associated solely and directly with assigned capacity entering or leaving the TIS.

4.3      Segment S shall be regarded as consisting of the following Subsegments:

         SUBSEGMENT S1:

         The whole of the submarine cable containing two (2) optical fiber pairs provided between and including the TIS Network Interface at the Terminal Station at Songkhla and the TIS Network Interface at the Terminal Station at Changi.

         SUBSEGMENT S2:

         The whole of the submarine cable containing two (2) optical fiber pairs provided between and including the TIS Network Interface at the Terminal Station at Changi and the TIS Network Interface at the Terminal Station at Batam.

4.4      Segment S shall include:

         (i) all transmission, power feeding and test equipment directly associated with submersible plant;

         (ii) the power equipment provided wholly for use with the equipment listed in (i) above;

         (iii) the transmission cable equipped with appropriate repeaters and joint housings between the Terminal Stations;

         (iv) the power feed earth system or an appropriate share thereof, associated with terminal power feeding equipments; and

         (v) multiplexing and/or digital cross connect equipment or an appropriate share thereof, down to the 155 Mbit/s level in each of the Terminal Stations as required and approved by the MC, associated solely and directly with assigned capacity transiting between any two interconnecting Links in the TIS.

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5        PROVISION AND CONSTRUCTION OF SEGMENTS T1, T2 AND T3

5.1 Segment T1 of the TIS shall consist of an appropriate share of the existing Terminal Station at Songkhla and shall be provided by CAT.

5.2 Segment T2 of the TIS shall consist of an appropriate share of the existing Terminal Station at Changi and shall be provided by SINGTEL.

5.3 Segment T3 of the TIS shall consist of an appropriate share of the existing Terminal Station at Batam and shall be provided by TELKOM.

5.4 Each Terminal Party shall bear its own Segment T capital costs in the initial construction of the TIS.

6        OWNERSHIP OF SEGMENTS

6.1 Segment S of the TIS shall be owned by the Parties in common and undivided shares, in the proportions set forth in Schedule B. Ownership of Segment S shall vest in the Parties immediately upon ownership vesting in the PG in accordance with the Supply Contract(s).

6.2      Segment T1 of the TIS shall be owned by CAT

6.3      Segment T2 of the TIS shall be owned by SINGTEL

6.4      Segment T3 of the TIS shall be owned by TELKOM

6.5 Each segment or sub-segment shall be regarded as including its related spare and stand by units and components, including but not limited to, submersible repeaters, cable length and terminal equipment where appropriate.

7        SUPPLY OF SEGMENT S

7.1 The supply of Segment S shall be through the Supply Contract to be placed by the PG with supplier(s) subject to approval by the MC.

7.2 Each of the Parties shall be entitled, on request and its own expense, to receive from the PG a copy of the Supply Contract subject to the acceptance by each such Party of any reasonable conditions of confidentially imposed by the Supply Contract.

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7.3      The PG shall ensure that the Supply Contract specify that Segment S of the TIS provided pursuant to the Supply Contract shall be ready for Network Acceptance on or before 27 November 2003. However, the Parties recognize and agree that the PG does not warrant or guarantee that Segment S of the TIS shall be ready for Network Acceptance on the date specified in the Supply Contract

7.4 The PG shall ensure that the Supply Contract shall afford them or their designated representatives reasonable rights of access to examine, test and inspect the TIS submarine cable equipment material, supplies and installation activities.

7.5 In the event that Segment S fails to meet the specifications referenced in the Supply Contract for its provision, fails to provide the specified capacity, or is not engineered, provided, installed and ready in sufficient time to meet the RFNA Date specified in the Supply Contract or if the supplier(s) are otherwise in material breach of the Supply Contract, the PG, as an agent of the Parties to this Agreement may pursuant to this Paragraph 7 and in accordance with the Supply Contract take such actions as may be necessary to exercise the rights and remedies available under the terms and conditions of the Supply Contract Such actions by the PG shall be subject to any direction deemed necessary by the MC.

7.6 The members of the PG shall not be liable to any other Party for any loss or damage sustained by reason of a supplier's failure to perform in accordance with the terms and conditions of its Supply Contract or as a result of the TIS not being ready for network acceptance on or before the RFNA Date specified in the Supply Contract or if the TIS does not perform in accordance with the technical specifications and other requirements of the Supply Contract or the TIS is not integrated or placed into operation. The Parties recognize that the PG does not guarantee or warrant (i) the performance of the Supply Contract by the supplier(s), (ii) the performance or reliability of Segment S of the TIS, or (iii) that the TIS will be integrated or placed into operation. And the Parties hereby agree that nothing in this Agreement shall be constructed as such a warranty or guarantee.

8        DEFINITION OF SEGMENT S CAPITAL COSTS

8.1 The Segment S capital costs (hereinafter referred to as Segment S Capital Costs), as used herein, refer to costs incurred in connection with engineering, providing, constructing, laying and installation of Segment S of the TIS; or causing it to be engineered, provided and constructed, and shall include:

         (i) financial charges attributable to other Parties' shares of such costs incurred under the MOU in respect of the TIS;

         (ii)     those costs payable to the supplier(s) under the Supply
                  Contract;

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         (iii)    those costs directly incurred by the Terminal Parties which shall be fair and reasonable in amount and not included in the Supply Contract, and which have been directly and reasonably incurred for the purpose of, or to be properly chargeable in respect of, such engineering, provision, construction, installation and laying of Segment S, including but not limited to the costs of engineering, design, materials, manufacturing, procurement and inspection, installation, removing (with appropriate reduction for salvage) cable ship and other ship costs, route survey, burying, testing associated with laying or installation, customs duties taxes (except income tax imposed on the net income of a Party), financial charges attributable to other Parties' shares of costs incurred, supervision, billing activities, overheads and insurance or a reasonable allowance in lieu of insurance if such Party elects to carry a risk itself being a risk which is similar to one against which a supplier has insured or against which insurance is usual or recognized or would have been reasonable.

         (iv) those costs and expenses incurred by the NA Up to the RFS Date in fulfilling its responsibilities as set forth in Annex 2;

         (v) The Segment S Capital Costs shall include PG meeting costs but exclude costs incurred by the Parties hereto in holding of MC meetings and meetings of its subcommittees or groups established pursuant to Subparagraph 3.7.

8.2 The Segment S Capital Costs shall also include the costs of any additional work and multiplex and/or digital cross connect equipment, SIE, ADM or an appropriate share thereof, down to the 155 Mbit/s level, as required and approved by the MC, associated solely and directly with assigned capacity transiting between any two interconnecting Links in the TIS, which may be incorporated in the Segment S subsequent to the RFS Date.

9.       DEFINITION OF OPERATION AND MAINTENANCE COSTS

9.1 The costs of operation and maintaining Segment S of the TIS up to beach manhole (hereinafter referred to as the "Segment S O&M Costs"), shall be shared by the Parties in the relevant proportions specified in Schedule C2. The cost for operation and maintenance of land cable from beach manhole to terminal station shall be part of the Segment T O&M costs.

9.2 The costs associated with Segment S O&M Costs are the costs reasonably incurred in the operation and maintenance of Segment S, including, but not limited to:

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         (i)      the cost of attendance, testing, adjustments, storage of plant and equipment, repairs (including repairs at sea) and replacements, cable ships (including an appropriate share of standby costs), cable deports, reburial and replacement of plant, tools and test equipment, customs duties, taxes, (except income tax imposed upon the net income of & Party) paid in respect of such facilities, billing activities, financial charges attributable to other Carriers' shares of costs incurred by a maintenance authority (hereinafter referred to as "Maintenance Authority" which have the same meaning ascribed thereto under Subparagraph 12.7 herein), supervision, overheads and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by the Party concerned on account of such claims. Costs, expenses damages, or compensation payable to the Parties on account of claims made against other persons, shall be subjected to MC approval and shall be shared by the Parties in the proportions specified in Schedule C.

         (ii) those fees payable to the NA, after the RFS Date, in fulfilling its responsibilities as set forth in Annex 2;

9.3 The costs referred to in Subparagraph 9.2 above shall exclude costs incurred by the Parties hereto in the hosting of the meetings of the MC and the subcommittees or groups pursuant to Subparagraph 3.7 or in the attendance by the Parties' representative of such meetings after the RFS Date unless approved by the MC.

10       ALLOCATION AND BILLING OF SEGMENT S CAPITAL AND OPERATION AND
         MAINTENANCE COSTS

10.1 The Segment S Capital Costs as defined in Paragraphs S shall be borne by the Initial Parties, in the proportions as set forth in Schedule Cl. The Segment S Capital Costs for the Initial Parties shall be billed by Supplier in accordance with the Supply Contract. The NA shall bill Additional Parties according to their purchase price and reimburse the Initial Parties according to Schedule C1.

10.2 The Segment S O&M Costs as defined in Paragraph 9 shall be borne by the Parties, in the proportions as set forth in Schedule C2.

10.3 Unless the MC authorizes changes to the procedure for the rendering of bills associated with me Segment S Capital Costs or Segment S O&M Costs, the NA or Terminal Parties shall promptly render bills respectively, in accordance with this Paragraph 10 and the billing and payment procedures established by the F&ASC and approved by the MC, to each of the Parties for such Party's pro rata shares of these costs in accordance with Schedule Cl and C2 respectively. Such bills shall be rendered by NA or Terminal Parties not more frequently than

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         quarterly and shall contain a reasonable amount of detail to substantiate them. On the basis of such bills, each Party shall pay NA or the Terminal Parties such amounts as may be owed by the end of the calendar month following the calendar month in which the bill was rendered.

10.4 In the case of bills containing costs billed on a preliminary billing basis, appropriate adjustments will be made in subsequent bills promptly after the actual costs involved are determined. As soon as practicable, NA and the Terminal Parties shall make such adjustments and render such bills or arrange for such credits as appropriate due to changes in the cost actually incurred.

10.5 For purposes of this Agreement, financial charges shall be computed as applicable on a daily basis from the date the cost is incurred until the date payment is due, at a rate equal to the lowest publicly announced prime rate or minimum commercial lending rate, however described, for ninety (90) days loans in the currencies of the Parties or the currency of billing, as applicable, charged by established commercial banks in the countries concerned on the fifteenth day of the month in which the costs were incurred by the invoicing Parties. If such a day is not a business day, the rate prevailing on the next business day shall be used. The source of the rate of such financial charges shall be as shown at Annex 4. The application of financial charges relating to costs incurred for the Segment S Capital Costs and Segment S O&M Costs shall be limited to a maximum of one hundred twenty
         (120) days, unless otherwise approved by the MC.

10.6 Amounts billed and not paid when due shall accrue extended payment charges from the day following the date on which payment was due until paid. If the due date is not a business day, the due date shall be postponed to the next business day. For the purpose of this Agreement, extended payment charges shall be computed at three hundred percent (300%) of the rate described in Subparagraph 10.5 on the day following the date payment of the bill was due. In the event that applicable law does not allow the imposition of extended payment charges at the rate established in accordance with this Subparagraph 10.6, extended payment charges shall be at the highest rate permitted by applicable law, which in no event shall be higher than the rate computed in accordance with this Subparagraph 10.6. For purposes of this Agreement, "paid" shall mean that the funds are immediately available for use by the recipient.

10.7 Credits for refund of financial charges and bills for extended payment charges shall not be rendered if the amount of charges involved is less than the equivalent of one hundred ($100) US dollars or its equivalent in the billing currency.

10.8 A bill shall be deemed to have been accepted by the Party to whom it is rendered if that Party does not present a written objection on or before the date when payment is due. If such objection is made, the Parties concerned shall make every reasonable effort to settle promptly the dispute concerning the bill in question. If the objection is sustained and the billed Party has paid the disputed bill, the

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         agreed upon overpayment shall be promptly refunded to the objecting
         Party by the invoicing Party together with any financial charges calculated thereon at a rate determined in accordance with Subparagraph
         10.5 of this Agreement from the date of payment of the bill to the date on which the refund is transmitted to the objecting Party. If the objection is not sustained and the billed Party has not paid the disputed bill, the said Party will pay such bill promptly together with any extended payment charges calculated thereon at a rate determined in accordance with Subparagraph 10.6 of this Agreement from the day following the day on which payment was due until paid. Nothing in this Subparagraph 10.8 shall relieve a Party from paying those parts of a bill that are not in dispute.

11.      CURRENCY OF PAYMENT

         All bills rendered to the Party shall be in the currency of the United States or in the currency of the billing Party which is specified in Annex 4 or the currency in which the cost was incurred in the case of Segment S O&M Costs. Such bills shall be paid in the currency in which the bills are rendered. In conjunction with the NA and Terminal Parties, the F&ASC shall develop procedures to deal with the differences between the exchange rates.

12       DUTIES AND RIGHTS AS TO OPERATION AND MAINTENANCE OF SEGMENTS

12.1 CAT shall be solely responsible for the operation and maintenance of Segment T1 and that portion of Segment S between the TIS Network Interface at the Terminal Station at Songkhla and its respective Cable Landing Point. CAT shall use all reasonable efforts to operate and maintain or cause to be operated and maintained Segment T1 and the said portion of Segment S, economically and in efficient working order.

12.2 SINGTEL shall be solely responsible for the operation and maintenance of Segment T2 and those portions of Segment S between the TIS Network Interfaces at the Terminal Station at Changi and its respective Cable Landing Points. SINGTEL shall use all reasonable efforts to operate and maintain or cause to be operated and maintained Segment T2 and those said portions of Segment S, economically and in efficient working order.

12.3 TELKOM shall be solely responsible for the operation and maintenance of Segment T3 and those portions of Segment S between the TIS Network Interfaces at the Terminal Station at Batam and its respective Cable Landing Points. TELKOM shall use all reasonable efforts to operate and maintain or cause to be operated and maintained Segment T3 and those said portions of Segment S, economically and in efficient working order.

12.4 The Terminal Parties (for the purpose of this Agreement, collectively called the "Maintenance Authorities" and individually called the "Maintenance Authority" or "MA") shall be responsible for the overall operation and maintenance of those portions of Segment S connecting the respective Terminal Parties' Cable Landing Points, economically and efficient working order and with an objective of achieving effective and timely repairs when necessary. The Segment S operation and maintenance procedures shall be established by the MA following consultation with the T&OSC, as appropriate. The MA shall perform their responsibilities in a manner consistent with those maintenance agreements applicable to the TIS.

12.5 Such responsibilities shall be apportioned between and among the Terminal Parties as they may mutually agree. The responsibilities for the Segment S operation and maintenance shall be reviewed, and recommendations shall be made to the MA as appropriate, by the T&OSC. The MA shall use all reasonable efforts to operate and maintain or cause to be operated and maintained economically the Segment S of the TIS in efficient working order.

12.6 The MA shall have the right to deactivate Segment S, or any part thereof, in order to perform their duties. Prior to such deactivation, reasonable notice shall be given to, and coordination shall be made with the other Carriers. To the extend possible, sixty (60) days prior to initiating action, the MA involved shall advise the other Carriers in writing of the timing, scope, and costs of significant planned maintenance operations; of significant changes to existing operations and maintenance methods; and of contractual arrangements for cable ships or other maintenance facilities or devices that will have a significant impact on operation or maintenance costs. Should one or more Parties representing at least seventy five percent (75%) of the total voting interests in the TIS specified in Schedule B wish to review such operation or change prior to its occurrence, such Party or Parties shall notify the appropriate MA and the T&OSC Chairman or Co-Chairmen in writing thirty (30) days of such advice. Upon such notification, the T&OSC shall initiate action to convene an ad hoc meeting for such review.

12.7 Each Party that has designed or procured equipment used in the TIS shall give necessary information relating to the Segment S operation and maintenance of the equipment to the MA responsible for the Segment S operation and maintenance of such equipment. Each MA with responsibility for the maintenance of any segment or portion of any segment of the TIS shall have prompt access necessary to the performance of its duties to all system maintenance information appropriate to those parts of the TIS not covered by its authority.

12.8 The MA, with respect to the TIS, shall be authorized to pursue claims in its own name, on behalf of the Parties, in the event of any damage or loss to the TIS or any part thereto and may file appropriate lawsuit or other proceedings on behalf of the Parties. Subject to obtaining the prior concurrence of the MC, a MA may settle or compromise any claims and execute releases and settlement agreements on behalf of the Parties as necessary to effect a settlement or compromise. The MC shall be informed of all such activities, as appropriate.

12.9 None of the Party shall be liable to any other Party or take on itself to be responsible to any Carrier for any loss or damage sustained by reason of any failure in, or breakdown of, the facilities constituting the TIS or any interruption of service, whatsoever shall be the cause of such failure, breakdown, or interruption, and however long it shall last, but, in the event of a failure or breakdown of any such facilities, if the MA responsible for O&M of such facilities involved as specified in this Paragraph 12 fails to restore those facilities to efficient working order and operation within a reasonable time after having been called upon to do so by any other Party to whom capacity is assigned by this Agreement, the MC may, to the extent that it is practical to do so, place or cause to be placed such facilities in efficient working order and operation and charge the Carriers their proportionate shares of the costs reasonably incurred in doing so.

12.10 Each Party to this Agreement, at its own expense, shall have the right to inspect from time to time the Segment S operation and maintenance of any portion of the TIS and to obtain copies of the maintenance records. For this purpose, each MA responsible for maintaining any segment or portion of any segment of the TIS, as specified in this Paragraph 12 shall retain significant records, including recorder charts, for a period of not less then five (5) years from the date of the record. If these records are destroyed at the end of this period, a summary of important items should be retained for the life of the TIS. Such right of inspection pursuant to this Subparagraph 12.10 shall be subject to reasonable conditions of confidentiality.

13       KEEPING AND INSPECTION OF BOOKS FOR SEGMENT S

13.1 For those portions of Segment S, if any, specified in the Supply Contract as costs incurred items, the PG shall ensure that the Supply Contract require the supplier(s) to keep and maintain such books, records, vouchers and accounts of all such costs with, respect to the engineering, provision and installation of those items for a period of five (5) years from the date of Network Acceptance of Segment S, as specified in the Supply Contract(s).

13.2 For those portions of Segment S specified in the Supply Contract as fixed cost items, the PG shall ensure that the Supply Contract require the supplier(s) to keep and maintain records with respect to their respective billing of those items for a period of five (5) years from the RFNA Date of Segment S, as specified in the Supply Contract.

13.3 The PG shall ensure that the Supply Contract require the supplier(s) to obtain from their contractors and subcontractor(s) such supporting records, for other than the cost of fixed cost items, as may be reasonably required by Subparagraph 13.1 and to keep and maintain such records for a period of five (5) years from the RFNA Date of Segment S, as specified in the Supply Contract.

13.4 The PG shall ensure that the Supply Contract shall afford the Parties to this Agreement the right to review the books, records, vouchers, and accounts required to be kept, maintained, and obtained pursuant to Subparagraphs 13.1, 13.2 and 13.3.

13.5 With respect to additions to Segment S, comparable records to those specified in Subparagraphs 13.1, 13.2 and 13.3, as appropriate, shall be maintained by the Party providing such additions for a period of five (5) years from the installation date of such equipment.

13.6 The Terminal Parties shall each keep and maintain such books, records, vouchers, and accounts of all costs that are incurred in the engineering, provision and installation of Segment S and not included in the Supply Contract, as defined in Paragraph 10, which they incur directly, for a period of five (5) years from the RFS Date or the date the work is completed, whichever is later.

13.7 With respect to the Segment S O&M Costs, such books, records, vouchers, and accounts of costs, as are relevant, shall be kept and maintained by the Terminal Parties for a period of five (5) years from the date on which the corresponding bills to the Carriers are rendered.

13.8 Any Party, including the NA, keeping and maintaining relevant books, records, vouchers, and accounts of costs pursuant to Subparagraphs 13.5, 13.6 and 13.7 shall afford the other Parties the right to review or audit the said books, records, vouchers, and accounts of costs. In affording the right to review or audit, the entire costs reasonably incurred in complying with the review or audit. In the case of an audit initiated by the MC and exercised by the F&ASC, the audited Party or Parties shall be permitted to recover the entire costs of the review or audit from the Carriers in the proportions specified in the appropriate Schedule.

13.9 Any rights of review and audit pursuant to this Paragraph 13 shall only be exercisable through the F&ASC in accordance with the F&ASC's audit procedures.

14       ASSIGNMENT AND USE OF CAPACITY

14.1     The Capacity of the TIS can only be used by a Carrier.

14.2 The Parties shall obtain Allocated Capacity in the form of MIUs on an ownership basis as shown in Schedule B.

14.3 Procedures for Parties activation of their Allocated Capacity will be developed by the T&OSC and the NA for MC approval.

14.4 A Party is allowed to use its Allocated Capacity for the provision of international telecommunications services with/by itself and its Associate companies provided that the users of the capacity are also Carriers and that such Associate companies are not operating in the other Party's landing countries except in the Party's landing country.

14.5 For the purpose of this Agreement, transfer of Allocated Capacity (hereinafter referred to as "Transfer") is the making available of all the right of use of the capacity to an Associate company without transferring the Party's other obligations and rights.

14.6 Subjected to MC approval, transfer of a Party's Allocated Capacity to its Associate is allowed provided that the capacity transferred is in multiples of the MIU and that the recipient of the transferred capacity is a Carrier and provided that such recipient/s does/do not operate in the other parties landing countries except in the Party's landing country. The subsequent transfer by the recipient to another party is not allowed. The transfer back of the said allocated capacity to the transferor is allowed only once.

14.7 The Assigned and Unassigned Capacity which comprised of the Parties shall be in accordance with Schedule E. Such Unassigned Capacity shall comprise Reserved Capacity for intended future assignments in accordance with Subparagraph 14.9, and/or Defined Capacity for sale on an IRU basis in accordance with Subparagraph l4.11.

14.8 The Capacity in the TIS shall be jointly assigned in a Path to two (2) Carriers or wholly assigned in a Path to one (1) Carrier and shall be expressed in terms of half interest in a MIU:

         (i) Jointly-assigned Capacity in a Path Assignment shall be considered as consisting of two half-interests in a MIU, with each half-interest assigned to one of the two Carriers involved. Such MIUs are assigned to the indicated Party for provision of international telecommunications services between such Carriers.

         (ii) Wholly-assigned Capacity in a Path Assignment shall be considered as consisting of two half-interests in a MIU assigned to one Party. Such MIUs can only be assigned to the indicated Party for:

                  (a) connection from TIS Cable Landing Point by a Party licensed in that country/territory to an external cable system, The traffic termination must be in a non-TIS Cable Landing Point country/territory in which the Party is also licensed to provide international telecommunication services (hereinafter referred to as 'Transit Out"); or

                  (b) connection from another cable system to a TIS Cable Landing Point for transit through TIS for exit to another cable system via a TIS Cable Landing Point. The traffic termination at both ends must be in non-TIS Cable Landing Point countries/territories (hereinafter referred to as "Transit Through").

14.9 Any Party having Reserved Capacity may, at times approved by the MC, have such capacity, or a portion thereof redesignated as Assigned Capacity (with an appropriate designation of a specific Path) as is necessary to establish jointly- assigned Capacity or wholly-assigned Capacity pursuant to Subparagraph 14.8. Such capacity shall be assigned to a Party designating its Reserved Capacity as set forth above, and shall not be reassigned to another Carrier. Such re-designation of Reserved Capacity to Assigned Capacity shall also be subjected to the following:

         (i) The half-interests in the jointly-assigned MIUs required by a Party in any Path of the TIS shall be deducted from the Party's Reserved Capacity, wherever available.

         (ii) The two half-interests in the wholly-assigned MIUs required by a Party in any Path of the TIS shall be deducted from the Party's Reserved Capacity, wherever available.

14.10 The procedures for the transfer of a Party's Reserved Capacity and Defined Capacity shall be as follows:

         (i) A Party which has Reserved Capacity may, once at the end of every one (1) year after the RFS Date coincide with the MC meetings, convert such capacity to Defined Capacity.

         (ii) A Party which has Defined Capacity may convert such capacity to Reserved Capacity at any time as required.

         (iii) Notwithstanding Subparagraph 14.10 (i), any Party may be permitted to transfer the MIU between their Reserved Capacity and Defined Capacity on other, occasions subject to the approval of the MC in consideration of circumstances, including but not limited to the following:

                  (a) The introduction of new submarine cable systems interconnecting to the TIS; and

                  (b) The introduction of other international telecommunications Carrier to the country of a Terminal Party.

         (iv) A Party which has Assigned Capacity may convert such capacity to Reserved Capacity not more than once per year.

14.11 Any capacity acquired after the RFS Date shall be on an IRU basis at a price to be determined by the MC. Such acquisition of capacity on an IRU basis shall be in accordance with the following:

         (i) The MIU requirements of any Carriers from the same country as a Terminal Party may be deducted from the Defined Capacity of the Landing Party(ies) of that country, which shall have a first priority in the said deduction. Such deduction shall be communicated to the Network Administrator at the time of such capacity acquisition.

         (ii) Except as provided in Subparagraph 14.11(i), any sales of capacity on an IRU basis prior to the disposal of all of the Parties' Defined Capacity shall be from such Defined
                  Capacity. Funds from such sales of IRU capacity shall be reimbursed to the Parties concerned based on the Defined Capacity percentages specified in Schedule E. Thereafter the MIU of such IRU sales shall be deducted proportionately from each Party's Defined Capacity and Schedule E shall be amended, as appropriate, to reflect the new levels of Defined Capacity and share of funds from subsequent sales of capacity on an IRU basis.

         (iii) After all of the Parties' Defined Capacity has been disposed of, subsequent sales of capacity on an IRU basis shall be from the Unallocated Capacity. Funds from such sales of IRU capacity shall be reimbursed to the Parties in the proportions specified in Schedule B.

         (iv) Carriers requesting capacity on an IRU basis pursuant to Subparagraph 14.11 shall enter into an IRU Agreement, which shall be subjected to the approval of the MC.

         (v) The Network Administrator, pursuant to the Terms of Reference as set forth in Annex 2 of this Agreement, shall be authorized to execute such IRU agreement(s) on behalf of the Parties to this Agreement.

14.12 No Party may make available any of its half-interests in any of the Path assignments, on any basis whatsoever, to another carrier, except with the approval of the MC.

14.13 No Party may reassign any of its Path assignments, except with the approval of the MC.

14.14 The Unallocated Capacity of TIS shall be owned by the Parties in common and undivided shares in accordance with Schedule B.

14.15 After the RFS Date, the MC may authorize to redistribute part or whole of the Unallocated Capacity to the Parties on a pro rata basis, in MIUs, in accordance with Schedule B.

14.16 The MC may authorize use of the Unallocated Capacity for restoration of telecommunications services. The terms and conditions of such use shall be determined by the MC based, in part, on terms to be agreed to by the relevant Terminal Parties of the TIS, in recognition of the technical and operational impact on the Terminal Station operations.

14.17 The MC may authorize the allocation and exchange of a portion of the Unallocated Capacity with other cable systems on such basis as is deemed mutually beneficial to the Parties. The terms and conditions of such allocation or exchange of capacity shall be agreed by the MC.

14.18 The communications capability of any capacity assigned in Schedule E may be optimized by the Carriers to whom such capacity is assigned by the use of equipment which will more efficiently use such capacity provided that the use of such equipment does not cause an interruption of or interference, impairment or degradation to the use of any other capacity in the TIS or prevent the use of similar equipment by other Carriers. Such equipment, if used shall not constitute a part of the TIS.

14.19 Schedules B, C, D, E, and F shall be modified by the NA as appropriate to reflect any revised assignments of capacity and/or IRU sales pursuant to this Paragraph 14.

14.20 The Parties shall be authorized to allow occasional use of the Unallocated Capacity, if available, on a commercial basis (hereinafter referred to as "Occasional Commercial Use" for the provisioning temporary or occasional telecommunications services, including but not limited to administration leases and ad-hoc restoration services, to any Carrier(s) or international telecommunications entity(ies), on the terms and conditions to be determined by MC. The net receipts from such Occasional Commercial Use shall be reimbursed to the Parties which shall be in proportion to the ownership capacity of the Parties.

14.21 Notwithstanding Subparagraph 14.20, any Party having Unassigned Capacity may utilize such capacity for its own interest in the temporary or occasional telecommunications services in accordance with the procedures to be established by T&OSC and to be approved by the MC.

15       CAPACITY ROUTING

         At times to be determined by the MC, including but not limited to those specified in Subparagraphs 16.2, 16.3 and 16.4 of this Agreement, the capacity routing of all Carriers shall be reviewed and established in such a way, as it necessary to allocate the capacity in all Links of the TIS to achieve the most efficient utilization of the entire TIS. Such routing shall be as determined by the NA pursuant of the Terms of Reference as set forth in Annex 2 of this Agreement, and shall be based on principles of capacity routing which shall be approved by the MC.

16       INCREASE OR DECREASE OF DESIGN CAPACITY

16.1 If, subsequent to the RFS Date, the Design Capacity of the TIS or any of its Link(s) thereof is increased or decreased pursuant to the Agreement of the Parties or otherwise, and such increase or decrease of the Design Capacity affects neither the routing of circuits assigned in the TIS nor the Allocated Capacity of the TIS or any of its Link(s), the additional or reduced Design Capacity will be added to or subtracted from the Unallocated Capacity, as appropriate, with no change to the Schedules of this Agreement.

16.2 In the event that the capacity which the TIS or any of its Link(s) thereof is capable of providing is reduced below the capacity assigned and/or required for use in such Links as a result of physical deterioration or for other reasons beyond the control of the Parties, the NA may reroute such circuits as are effected by the reduction of capacity in such a way as to ensure efficient utilization of the TIS. Should the other Links of the TIS be capable of supporting the rerouting of such assigned circuits, the additional or reduced Design Capacity will be added to or subtracted from the Unallocated Capacity as appropriate with no change to the Schedules of this Agreement.

16.3 In the event that the capacity which the TIS or any of its Link(s) thereof is capable of providing is lower than the capacity needed to support the routing of circuits assigned in the TIS, the path assignments of the Carriers in Schedule G may be reduced or changed as necessary and agreed by the Carriers affected and financial adjustments shall be made among the Carriers, as necessary on the terms and conditions to be agreed by the MC. Schedules B, C, D, E and F shall be modified, as appropriate, to reflect the revised Path Assignments associated with such increase or decrease of the Design Capacity.

16.4 The NA shall thereafter administer subsequent IRU sales in the TIS and routing of circuits assigned in the TIS in respect of such increase or decrease of Design Capacity.

17       EXPANSION OF EQUIPPED CAPACITY

17.1 Any upgrade of Equipped Capacity of TIS, including any costs, financial adjustments and allocation of capacity associated with such upgrade, shall be approved by a vote of members of the MC representing at least seventy five percent (75%) of the total voting interests as specified in Schedule B.

17.2 All Parties shall have the right to a pro-rata store of the upgrade capacity in accordance with revised Schedule C2. No Party shall be forced to participate in such an upgrade.

17.3 In the event of the first expansion of Equipped Capacity, the initial Unallocated Capacity shall be distributed on a pro-rata basis, in MIUs, in accordance with the percentages in Schedule C2 before such upgrade.

17.4 Schedules C2 and D shall be appropriately modified to reflect the revisions associated with such expansion of Equipped Capacity. Schedule B shall remain unchanged.

18       USE OF TERMINAL STATION

18.1 Each Carrier to whom capacity in the TIS is assigned pursuant to this Agreement shall acquire an IRU, for the duration of this Agreement, in Segment T1, T2 and T3 in which it has no ownership interests, to the extent required for the use of its assigned capacity (hereinafter referred to as "Terminal Station IRU"). Such Terminal Station IRU shall commence on the RFS Date of the TIS or from the date a Carrier first places any of its capacity into operation, whichever occurs first, and such Terminal Station IRU shall continue for the duration of this Agreement. Each Terminal Party shall bear its own Segment T capital costs in the construction of the TIS.

18.2 In the event that an Agreement for another cable system utilizing any Terminal Station of the TIS is terminated prior to the termination of this Agreement, the owner of the Terminal Station in question with the agreement of the Parties hereto, shall take all necessary measures to ensure that the Terminal Station in question will be available for the TIS for the duration of this Agreement on fair and equitable terms. If the Terminal Station in question is not available for the landing and terminating of the TIS for any reason, the relevant owner, with the agreement of the Parties hereto, shall take all necessary measures to ensure that another appropriate Terminal Station in the country of that owner will be available for the TIS for the duration of this Agreement on terms and conditions similar to those contained in this Agreement.

18.3 For the Terminal Station IRU granted in each of the Terminal Stations involved, the Carriers hereto shall pay the O&M costs of the relevant Terminal Station, including additions thereto, allocable to the TIS as set forth in Schedule D2.

18.4 Where the use of a Terminal Station or of certain equipment situated therein, such as power supply or testing and maintenance equipment, is shared by Agreement of the Parties, by the TIS and other communications systems terminating at that Terminal Station and the O&M costs of such shared Terminal Station or equipment (not solely attributable to a particular communications system or systems) shall be allocated among the systems involved in the proportion in which they use the shared equipment or facilities. For such purpose, use of a shared Terminal Station or of shared Terminal Station equipment or facilities therein attributable to a particular system shall be determined on the basis of the ratio of (i) the installed cost of the Terminal Station equipment or facilities (excluding shared equipment or facilities) associated with the particular Terminal System to (ii) the installed cost of the Terminal Station equipment of facilities (excluding shared equipment or facilities) associated with all systems, including the TIS, which make use of the shared equipment or facilities.

18.5 Capital costs, as used in this Paragraph 18 with reference to the provision and construction of each of the Terminal Stations (including land, access roads, cable rights-of-way, ducts and building at such station), or-causing them to be provided and constructed, or to installing or causing to be installed Terminal Station equipment, shall include all expenditures incurred which shall be fair and reasonable in amount and either to have been directly and reasonably incurred for the purpose of, or to be properly chargeable in respect of, such provision, construction, and installation, including, but not limited to, the purchase costs of land, building costs, amounts incurred for development, engineering, design, materials, manufacturing, procurement and inspection, installation, removing (with appropriate reduction for salvage), testing associated with installation, customs duties, taxes (except income tax imposed upon the net income of a Party), financial charges attributable to other Carriers' share of costs, supervision, overheads and insurance or a reasonable allowance in lieu thereof was not provided.

18.6 O&M costs, as used in this Paragraph 18 with reference to each of the Terminal Stations, shall include costs reasonably incurred in O&M the facilities involved, including, but not limited to, the cost of attendance, testing, adjustments, repairs and replacements, customs duties, taxes (except income tax imposed upon the net income of a Party) paid in respect of such facilities, billing activities, administrative costs, financial charges attributable made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by the Terminal Station owner on account of such claims. Costs, expenses, damages, or compensation payable to or by the Carriers acquiring a Terminal Station IRU in the respective; Terminal Station in the same proportions as they share the costs of the aforementioned Terminal Station.

18.7 Payments due under this Paragraph 18 shall be made in accordance with the following principles and such other billing and payment procedures as may be determined by the MC form time to time:

         (i) Upon or after the RFS, Carriers acquiring Terminal Station IRU for the use of its assigned capacity at the relevant Terminal Station shall bear the portion of the O&M costs of the Terminal Station specified in Schedule D.

         (ii) The Carriers hereto shall be billed individually for, and shall pay their proportionate shares of, the portion of any O&M costs of a Terminal Station allocable to this Agreement incurred after the grant to the Carriers hereto of the Terminal Station IRU in such Terminal Station becomes effective and of the portion of the operation and maintenance costs of the Terminal Station allocable to this Agreement commenting at the time such grant becomes effective, in accordance with the following billing method:-

                  (a) Unless the MC authorizes changes to the procedure for the rendering of bills associated with the Terminal Station O&M Costs, the Party shall promptly render bills, in accordance with this Subparagraph 18.7(iii)
                           (a) and the billing and payment procedures established by the F&ASC and approved by the MC, to each of the Parties for such Party's pro rata shares of these costs in accordance with Schedule D. Such bills shall be rendered by the Terminal Parties not more frequently than quarterly and shall contain a reasonable amount of detail to substantiate them. On the basis of such bills, each Party shall pay the Terminal Parties, such amounts as may be owed by the end of the calendar month following the calendar month in which the bill was rendered.

                  (b) In the case of bills containing costs billed on a preliminary billing basis, appropriate adjustments will be made in subsequent bills promptly after the actual costs involved are determined. As soon as practicable, the Terminal Parties shall make such adjustments and render such bills or arrange for such credits as appropriate due to changes in the cost actually incurred.

                  (c) The applicable financial charges and extended payment charges shall be in accordance with Subparagraph 10.5, 10.6, 10.7 and 10.8.

13.8 With respect to the operation and maintenance costs of Segments T1, T2 and T3 such books, records, vouchers and accounts of costs, as are relevant, shall be kept and maintained by CAT, SINGTEL and TELKOM for a period of five (5) years from the date on which the corresponding bills to the Carriers are rendered. CAT, SINGTEL and TELKOM shall afford the Parties the right to review said books, records, vouchers, and accounts of costs for a period of five (5) years. Such right shall only be exercisable by the F&ASC in accordance with the F&ASC's audit procedure.

18.9 Notwithstanding Subparagraph 18.1 of this Agreement, a Party thereby granted a Terminal Station IRU interests in Segment T1, T2 and T3 may, prior to the commencement of that Terminal Station IRU interest; elect to renounce its Terminal Station IRU interest entitlement and to instead have use of Segments T1, T2 and T3 for the duration of this Agreement on such terms and conditions as are agreed between that Parties and the owners of said Segments respectively, and in such event the provisions of Subparagraphs 18.1 -18.9 of this Agreements shall apply in relation to such use except insofar as they may be modified by such Agreements. The Subparagraphs 18.9 shall not operate to confer on a Party any benefit, financial or otherwise, to which that Party would not otherwise be entitled under this Agreement.

19       OBLIGATION TO PROVIDE TRANSITING FACILITIES TO EXTEND THE TIS CAPACITY

19.1 The Terminal Parties shall use all reasonable efforts to provide and maintain or cause to be provided and maintained in working order for the duration of this Agreement, the necessary transit facilities within their respective Countries as may be reasonably required for extending capacity in the TIS so as to provide connections to the other international cables transmission facilities.

19.2 During the term of the Agreement, each of the Parties hereto in other than the Terminal Parties countries shall use all reasonable efforts to furnish and maintain, or cause to be furnished and maintained, in efficient working order, such transmission facilities in its country as such other Parties may reasonably require to the terminals of other international communications systems in such country for the purpose of handling communications transiting such country.

19.3 The facilities provided pursuant to Subparagraphs 19.1 and 19.2 shall be suitable for extending capacity in the TIS and shall be furnished and maintained on terms and conditions which shall be no less favorable than those granted to other Carriers for transmission facilities of similar type and quantity transiting the location involved. Such terms and conditions shall not be inconsistent with applicable government regulations in the location in which the facilities are located.

19.4 The obligations to provide facilities under this Paragraph 19 shall not necessarily require the provision of intrinsically digital facilities, nor the provision of facilities which are Bit Sequence Independent at rates other than STM-1, STM-4, STM-16 and STM-64.

20       OBLIGATION TO CONNECT THE TIS WITH INLAND SYSTEMS

20.1 Each of the Party hereto, at its own expense, on or after the RFS Date, shall do or cause to be done, all such acts and things as may be necessary within its opening country to provide and maintain throughout the period of this Agreement suitable connection of capacity in the TIS with appropriate inland communications facilities in its operating country.

20.2 The use of such inland connections for capacity pursuant to Subparagraph 14.8 shall be on a near-end basis and provided at the own expenses of the respective near-end Party.

21       SHARING OF CONTRACTUAL OBLIGATIONS AND LIABILITY

21.1 Each Party shall indemnify and shall keep indemnified and hold harmless the other Parties and each of their employees, servants, and agents to the extent hereinafter agreed from and against all claims, demands, actions, suits, proceedings, writs, judgments, orders and decrees brought, made or rendered, against them or any of them and all damages, losses and expenses suffered or incurred by them or any of them howsoever arising out of or related to any respect of providing, constructing and maintaining the TIS. This indemnity shall not, however, relieve the PG of their obligations undertaken pursuant to Paragraphs 7.

21.2 If a Party assumes obligations, commits monies in the name or on behalf of the other Parties pursuant to this Agreement or to an assignment under the provisions of this Agreement or is obliged by final judgment of a competent tribunal or under the settlement by the MC to discharge any claim in damages or other liability, including costs or expenses associate therewith to any person or entity which is not a Parties to this Agreement and resulting from any aspect of providing, constructing, laying or installing the TIS or of its O&M, that Party shall be entitled to reimbursement from the other Parties in the proportions set forth in Schedule C.

21.3 If a claim, demand, action, suit, proceeding, writ, judgment, offer or decree as referred to in Subparagraph 21.1 is brought, made or rendered against a Party or any Party suffers or incurs any damages, losses or expenses in respect thereof; that Party shall, as a condition of reimbursement under Subparagraph 21.2, immediately notify all other Parties and give them the opportunity to advise and recommend through the MC on the means to defend or to settle and, to the extent permitted by the relevant jurisdiction, to be joined in any proceedings relating thereto.

21.4 Except as provided for in Subparagraph 12.11, as a precondition to the initiation of any legal proceedings by any Party or Parties on behalf of and for the benefit of any other Party or Parties, the Party or Parties planning to initiate such proceedings shall give notice, appropriate under the circumstances to all other Parties.

21.5     The costs and benefits of any proceedings referred to in Subparagraph
         21.4 shall be shared between the Carriers in the manner described in Subparagraph 21.2.

21.6 If any Party is obliged by a final judgment of a competent tribunal or under a settlement approved by the MC, to discharge any claim by a third party, including all costs and expenses associated therewith, resulting from the implementation of this Agreement, the Party which has discharged the claim shall be entitled to receive from the other Parties reimbursement in the proportions as set out in Schedule B.

21.7 If any claim is brought against a Party in connection with the TIS, the Party shall, as a condition of reimbursement under Subparagraph 21.1, give written notice thereof to the MC as soon as practicable and shall not admit, liability nor settle, adjust or compromise the claim without the approval of the MC.

21.8 Upon termination of this Agreement pursuant to Paragraph 28, the Parties shall not be relieved from any liabilities, costs, damages or obligations which may arise in connection with claims made by third parties with respect to the TIS, or any part thereof, or which may arise in relation to the TIS due to any law, order or regulation made by any government or international convention, treaty or agreement. Any such liabilities, costs, damages or obligations shall be divided among the Parties in the proportions as set out in Schedule B.

22       OBTAINING OF APPROVAL

22.1 The performance of this Agreement by the Parties is contingent upon the obtaining and continuance of such governmental approval, consent, authorization, licenses, and permits as may be required or be deemed necessary by the Parties and as may be satisfactory to them, and the Parties shall use all reasonable efforts to obtain and to have continues in effect such approval, consent, authorization, licenses, and permits.

22.2 CAT shall handle matters in Thailand, SINGTEL shall handle matters in Singapore and TELKOM shall handle matters in Indonesia relating to the obtaining and continuance of governmental approval, consent, authorization, licenses, and permits for the landing, construction and operation of the TIS in their respective countries.

23       ASSIGNMENT OF RIGHTS AND OBLIGATIONS

         Except as otherwise provided for in Paragraphs 14, 15, 16 and 24, during the continuance of this Agreement, no Party shall, without the consent of the other Parties sell, assign, transfer, or dispose of its rights and obligations under this Agreement or of any interest in the TIS except to a legal successor of, such Party, in which case written notice shall be given in a timely manner by the Party making such sale, assignment, transfer, or disposition and in the case if any assignment of capacity in the TIS pursuant to this Paragraph 23, the consent of the other Party or Parties to whom the capacity is jointly assigned is obtained.

24       DEFAULT

24.1 If any Party fails to make any payment required by this Agreement on the date when it is due and such default continues for a period of at least one (1) month after the payment due date, the NA or Terminal Parties shall notify the billed Party and the MC in writing the status of the matter and its intent to reclaim the Party's capacity as provided for in this Paragraph 24, if full payment is not received within one (1) month after such notification to the billed Party. If full payment is not received within such specified period, the Party's capacity will be immediately reclaimed unless otherwise determined by the MC, Unless otherwise decided by MC, the default in payment by any Party shall not in any way increase the liability of the other Parties in respect of their obligations for payments under the Supply Contract required by this Agreement.

24.2 The MC shall consider any extenuating circumstances not within the specific control of the billed Party in determining whether or not to defer the reclamation of the capacity assigned to such billed Party pursuant to Subparagraph 24.1 above or, under what conditions, if any, the defaulting Party may be re-admitted as a Party to this Agreement after such reclamation. In the event of reclamation, the defaulting Party shall not be entitled to any payment or credit for the reclaimed capacity, nor is the defaulting Party entitled to any reimbursement of any amounts it had paid under this Agreement. All rights of a defaulting Party under this Agreement shall terminate as of the time all its capacity in the TIS is reclaimed: and concurrent with such reclamation of capacity, the defaulting Party will no longer be deemed to be a Party to this Agreement. Such reclamation shall not relieve the defaulting Party from its obligations under this Agreement, including but not limited to the payment of its unpaid accounts, which have been incurred prior to the actual reclamation. The MC shall determine arrangements for disposition of any reclaimed capacity. In such circumstances, the Schedules shall be revised to reflect the default of a Party and the reallocation of interests pursuant to the arrangements determined by the MC.

24.3 Notwithstanding Subparagraph 24.2, reclamation of a Terminal Party's capacity will not release the Terminal Party from providing, operating and maintaining its respective Terminal Station until a reasonable agreement is negotiated in order to ensure the continuous operation of the said Terminal Party's Terminal Station after reclamation of its capacity.

24.4 If a Party files a petition in bankruptcy, or if a trustee in bankruptcy, receiver, conservator or similar officer is appointed to take charge of all or party of a Party's property, the Party shall send all notices related to such proceedings to the Terminal Parties and NA until notified otherwise.

25       SETTLEMENT OF DISPUTES AND INTERPRETATION OF AGREEMENT

25.1 If a dispute should arise under this Agreement between or among the Parties, they shall make every reasonable effort such dispute. However, in the event that they are unable to resolve such dispute, the matter shall be referred to the MC which shall either resolve the matter or determine the method by which the matter should be resolved (including arbitration if appropriate). This procedure shall be the sole and exclusive remedy for any dispute that may arise under this Agreement between or among the Parties. The performance of this Agreement by the Parties shall continue during the resolution of any dispute.

25.2 If any difference shall arise between or among the Parties or any of them in respect of the interpretation or effect of this Agreement or any part or provision thereof or their rights and obligations thereunder, and by reasons thereof there shall arise the need to decide the question by what municipal or national law this Agreement or such part or provision thereof is governed, the following facts shall be excluded from consideration, namely that this Agreement was made in a particular country and that it may appear by reason of its form, style, language or otherwise to have been drawn preponderantly with reference to a particular system of municipal or national law; the intention of the Parties being that such facts shall be regarded by the Parties and in all courts and tribunals wherever situated as irrelevant to the question aforesaid and to the decision thereof.

25.3 In the event the dispute is not resolved by MC within agreed timeframe. The Parties may refer the dispute to arbitration, in accordance with the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules as at present in effect with the following conditions:

         (i) The place of arbitration shall be agreed by the Parties in disputed, however, if they are unable to agree the place of arbitration shall be Hong Kong; and

         (ii) The language to be used in the arbitration proceedings shall be English.

         (iii) The tribunal shall consist of three arbitrators, who shall be selected by agreement of the Parties in dispute.

         (iv) The award rendered by arbitration shall be final and binding upon the Parties in dispute.

         (v) All costs related to arbitration under this Paragraph 25 shall be borne by the Parties in dispute unless otherwise determined by the MC.

26       RELATIONSHIP OF PARTIES

         The relationship between or among the Parties shall not be that of partners and nothing herein contained shall be deemed to constitute a partnership between or among them, and the common enterprises among the Parties shall be limited to the express provisions of this Agreement.

27       PRIVILEGES FOR DOCUMENTS OR COMMUNICATIONS

         Each Party specifically reserves, and is granted by each of the other Parties, in any action, arbitration or other proceeding between or among the Parties or any of them in a country other than that Party's own country, the right of privileges, in accordance with the laws of that Party's own country, with respect to any documents or communications which are material and pertinent to the subject matter of the action, arbitration or other proceeding in which privilege could be claimed or asserted by that Party in accordance with those laws, and such privilege, whatever may be its nature and whenever it may be claimed or asserted, shall be allowed to that Party as it would be allowed if the action, arbitration or other proceeding has been brought in a court of, or before an arbitrator in, the Party's own country.

28       DURATION OF AGREEMENT AND REALIZATION OF ASSETS

28.1 This Agreement shall become effective on the date and year first above written and shall continue in operation for at least an initial period of fifteen (15) years following the RFS Date (hereinafter referred to as "Initial Period") and shall be terminable by agreement of the Parties. However, any Party may terminate its participation in this Agreement at the end of the Initial Period or any time thereafter by giving not less than one (1) year prior notice thereof, in writing, to the other Parties.

28.2 This Agreement may be terminated at any time during the Initial Period by agreement in writing of all Parties. If unanimous agreement cannot be reached between all the Parties for the retirement of the TIS during its specified" useful life, this subject matter shall be referred to the MC for such resolution in accordance with Subparagraph 3.4 but in this case requiring a seventy five per cent (75%) majority of the total voting interests as specified in Schedule B.

28.3 If a Terminal Party terminates its participation in this Agreement pursuant to Subparagraph 28.1 of this Agreement, after the Initial Period, the remaining Parties and said Terminal Party will negotiate a reasonable agreement in order to ensure the continuous operation of said Terminal Party's Terminal Station after the Initial Period.

28.4 Upon the effective date of termination of participation of a Party, Schedules A, B, C, D, E and F of this Agreement shall be appropriately modified. The remaining Carriers shall assume the capital, O&M interests of the Party terminating its participating in proportion to their allocation of costs as specified in Schedule C and D immediately preceding such effective date of termination, except for the continuing rights and obligations of the terminating Party as specified in

         Subparagraphs 28.6 and 28.7. No credit for capital cost will be made to a Party that terminates its participation in accordance with Subparagraph 28.1.

28.5 The interests of a Party or Parties in the Segment S of the TIS which come to an end by reason of the termination of its or their participation in this Agreement or the termination of this Agreement shall be deemed to continue for as long as is necessary for effecting the purposes of Subparagraphs 28.6 and 28.7 and in the case of interests which come to an end by reason of a Party or Parties terminating its or their participation in this Agreement, the Segment S shall accordingly thereafter be held with respect to such interests at the first time any Party terminates its participation in this Agreement, upon the appropriate trusts by the Parties who are the owners thereof. Should the doctrine of trusts not be recognized under the laws of the country where the property to which such interests relate is located, then the Party or Parties who are the owners thereof shall nevertheless be expressly bound to comply with the provisions of Subparagraphs 28.6 and 28.7.

28.6 Upon termination of this Agreement, the Parties shall use their efforts to liquidate the Segment S of the TIS within a reasonable time by sale or other disposition between the Parties or any of them or by sale to other entities or persons, but no sale or disposition shall be effected except by agreement between or among the Parties who have interests in the subject thereof at the time this Agreement is terminated. In the event agreement cannot be reached, the decision will be carried on the basis of a simple majority of the total voting interests as specified in Schedule B. The costs or net proceeds of interests of every sale or other disposition shall be divided between or among the Parties who have or were deemed to have interests in the subject thereof at the time this Agreement is terminated, in the proportions in which such Party's allocation of costs is specified in Schedule C immediately preceding the first time any Party terminates its participation in this Agreement or this Agreement is terminated pursuant to Subparagraph 28.1, whichever occurs first. The Parties shall execute such documents and take such action as may be necessary to effect any sale or other disposition made pursuant to this Paragraph 28.

28.7 Unless the MC shall otherwise determine, a Party's termination of its participation in this Agreement or the termination of this Agreement pursuant to Subparagraph 28.1 shall not relieve the Party or Parties from any liabilities, costs, damages or obligations which may arise in connection with claims made by third Parties with respect to the TIS, the facilities that comprise the TIS or any part or portion thereof, or which may arise in relation to the TIS due to any law, order or regulation made by any government or supranational legal authority pursuant to any international convention, treaty or agreement. Any such liabilities, costs, damages, or obligations shall be divided among the Parties in the proportions in which such Parties allocation of costs is specified in Schedule C immediately preceding the first time any Party terminates its participation in this Agreement or this Agreement is terminated pursuant to Subparagraph 28.1, whichever occurs first.

29       BILLS PAYMENTS AND NOTICES

29.1 Unless otherwise designated by the Party concerned, NA and Terminal Parties shall render bills under this Agreement addressed to the respective Parties or Carriers by airmail, dispatch of which shall be advised by facsimile or e-mail giving a summary of the payments due and expenses concerned.

29.2 Payments under this Agreement shall be made by wire transfer to the designated bank account indicated in the bills rendered.

29.3 All amounts billed or payable under this Agreement shall be paid in full, free and clear of any taxes, duties or other withholdings. Charges incurred for the wire transfer pursuant to Subparagraph 29.2 shall be borne by the remitting Party or Carriers.

29.4 Notices issued under this Agreement shall be addressed to the respective Parties or Carriers by airmail, express courier, facsimile or e-mail, as appropriate.

30       WAIVER

         The waiver by any Party of a breach of, or a default under, any of provisions of this Agreement, or the failure of any Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provision, right, or privilege hereunder.

31       PARAGRAPH HEADINGS

         The paragraph headings do not form part of this Agreement and shall not have any effect on the interpretation thereof.

32       EXECUTION OF AGREEMENT

         This Agreement shall be executed in one (1) original in the English language. Identical counterparts may be executed and when so executed shall be considered as an original. Such counterparts shall together, as - well as separately, constitute one and the same instrument. TELKOM shall be the custodian of the original and shall provide certified photocopies to Parties to this Agreement.

33.      ALTERATIONS AND ADDITIONS

33.1 Subject to Subparagraph 33.3, this Agreement and any of the provisions hereof may be altered or added to only by another agreement in writing signed by a duly authorized person on behalf of each and every Party to this Agreement. Only one (1) original of such supplemental agreement shall be executed.

33.2 TELKOM shall be responsible for the prompt distribution of certified photocopies of any amendments or supplemental agreements hereto to all other Parties and shall retain such signed original amendments or supplemental agreements. Such Party shall accord access to such documents to a requesting Party upon reasonable notice. A notarized copy of any amendment or supplemental agreement shall be provided to a Party upon request and at the requesting Party's expense.

33.3 Subparagraph 33.1 shall not apply to any Schedule modified in accordance with any other provision of this Agreement and any Schedule so modified shall be deemed to be a part of this Agreement in substitution for the immediately preceding version of that Schedule.

33.4 In the case of a Party changing the categorization of its capacity, the modified Schedules shall be certified by the NA on behalf of the Parties. The NA shall require in such instances written instructions by Parties wishing to reassign capacity and shall obtain the MC's approval, which can be by correspondence. The NA shall be responsible for issuing such modified Schedules.

34       SUCCESSORS BOUND

         This Agreement shall be binding on the Parties, their successors, and permitted assigns.

35       FORCE MAJEURE

         If any Party cannot fulfill its obligations in this Agreement due to an event beyond its reasonable control, including but not limited to lightning, flood, exceptionally severe weather, fire or explosion, civil disorder, war or military operations, national or local emergency, anything done by government or other competent authority, it shall not be liable to the other Parties for such delay in performance or failure to perform and shall, give notice to the other Parties as soon as reasonably practical after the event has occurred.

36       SEVERABILITY

         If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as. If not containing the particular invalid or unenforceable provision, or provisions, and the rights and obligations of the Parties shall be construed and enforced accordingly.

37       ENTIRE AGREEMENT

37.1 This Agreement supersedes all prior or written understandings between or among the Parties and constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement.

37.2 This Agreement supersedes the MOU. Any liabilities which any Party has incurred arising out of or by virtue of the MOU shall be dealt with in accordance with the provisions of this Agreement.

38       CONFIDENTIALITY

38.1 All data and information that is acquired or received by any Party in connection with TIS in anticipation of or under this Agreement shall be held confidential and shall not be divulged in any way to any third party, without the prior approval of the Management Committee.

38.2 Notwithstanding Subparagraph 38.1, any Party may, without such approval, disclose such data and information to:

         (i) the extent required by any applicable laws, or the requirements of any recognized stock exchange in compliance with its rules and regulations, or in the case of a Party wholly owned by a sovereign government, by the rules of governance of the Party; or

         (ii)     any government agency lawfully requesting such information; or

         (iii) any Court of competent jurisdiction acting in pursuance of its powers.

38.3 Any Party may disclose such data and information to such persons as may be necessary in connection with the conduct of the operations of TIS upon obtaining similar undertaking of confidentiality from such persons to whom such information may be disclosed.

38.4 Each Party shall remain bound by the provisions of this Paragraph 38 during the period of this Agreement and for the period of five years following termination of this Agreement.

39       ADMISSION OF ADDITIONAL PARTIES

39.1 The MC shall be empowered on one or more occasions prior to the RFS Date to consider the admission of Carrier not signatories hereto as additional parties (hereinafter called "Additional Parties") provided the following conditions are met:

         (i) the Carrier incorporated as a recognized international telecommunications operator only after this Agreement was executed by the Parties, in which case the said Carrier shall be required to furnish satisfactory documentation of such incorporation to the MC which shall decide on the issue; or

         (ii) the Carrier incorporated as a recognized international telecommunications operator before this Agreement was executed by the Parties but at a timeframe which was deemed by the MC as insufficient for the Carrier to be admitted as a Party to this Agreement; and

         (iii) the Carrier in question agrees to acquire an investment share in the TIS at least correspond to a level of MIU to be determined by the MC.

39.2 The admission of Additional Parties pursuant to subparagraph 39.1 shall be at the sole discretion of the MC, and nothing in this Paragraph 39 shall be construed as assuring the admission of Carrier not signatory hereto as an Additional Party.

39.3 In being so admitted, an Additional Party shall acquire the same rights and obligations as the other Parties subject to the followings:

         (i) the admission of Additional Parties shall be on terms and conditions to be determined by the MC;

         (ii) the Additional Party accepts responsibilities to pay its proportionate share of any cost incurred under this Agreement prior to its becoming a Party; and

         (iii) the Additional Party accepts and abides by the terms and conditions of this Agreement and all decisions properly taken under this Agreement prior to its becoming a Party.

39.4 Parties acquiring jointly-assigned MIUs with Additional Parties admitted pursant to this Paragraph 39 shall be permitted to acquire such capacity on an ownership basis at the time such Additional Parties are admitted to this Agreement.

39.5 Additional Parties shall be admitted by supplemental agreements to this Agreement. The Terminal Parties are hereby authorized to act as representative and agents of all Parties to execute such supplemental agreements for the Additional Parties. Such supplemental agreements shall be approved by the MC prior to execution. Schedules A, B, C, D, E and F shall be appropriately modified.

40       COMPLIANCE WITH LAW

         The Parties shall comply with all applicable laws of all countries, territories and places having jurisdiction over the activities performed under or contemplated by this Agreement.

41       INTEGRATION WITH OTHER CABLE NETWORK

         The Parties hereto may consider to integrate the TIS with other cable network. The integration arrangement shall be subject to MC decision.

TESTIMONIUM

IN WITNESS WHEREOF, the Parties hereto have severally subscribed these presents or caused them to be subscribed in their names and on their behalf by their respective officers thereunto duly authorized.

For and on behalf of
The Communications Authority of Thailand

/s/ Kittin Udomkiat
--------------------------
Mr. Kittin Udomkiat
(Senior Executive Vice President (Telecommunications System))

For and on behalf of
PT Telekomunikasi Indonesia Tbk

/s/ Kristiono
--------------------------
Mr. Kristiono
(President Director/ CEO)

For and on behalf of
Singapore Telecommunications Limited

/s/ Ng Seng Sum
--------------------------
Mr. Ng Seng Sum
(Vice President, International Network)